EXHIBIT 16.1

June 23, 2016

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Commissioners:

We have read the statements made by the Kennametal Thrift Plus Plan (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Plan’s Form 8-K report dated June 23, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Schneider Downs & Co., Inc.

Schneider Downs & Co., Inc.